Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
EMCORE Corporation:

We consent to the incorporation by reference in the registration statement Nos. 333-160368, 333-37306, 333-60816, 333-118076, 333-132317, 333-160360, 333-132318, 333-159769, 333-27507, 333-36445, 333-118074, 333-39547, 333-45827  on Form S-8 of EMCORE Corporation, registration Nos. 333-160437, on Form S-3 of EMCORE Corporation of our report dated January 10, 2011, with respect to the consolidated balance sheet of EMCORE Corporation as of September 30, 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows, for the year ended September 30, 2010, and the effectiveness of internal control over financial reporting as of September 30, 2010, which reports appear in the September 30, 2010 annual report on Form 10-K of EMCORE Corporation.

Our report dated January 10, 2011, on the effectiveness of internal control over financial reporting as of September 30, 2010, expresses our opinion that EMCORE Corporation did not maintain effective internal control over financial reporting as of September 30, 2010 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses related to certain inventory reserve transactions and certain inventory held by third parties have been identified and included in management’s assessment.

/s/ KPMG LLP

KPMG LLP
Albuquerque, New Mexico
January 10, 2011